Exhibit 10.13

                            FOURTH AMENDMENT TO LEASE
                            -------------------------


     THIS FOURTH AMENDMENT TO LEASE (the "Amendment") dated as of the 27th day of November 2001, by and between FV OFFICE PARTNERS, L.P., successor in interest to Dean Witter Realty Income Partnership III, L.P., a limited partnership organized and existing under the laws of Delaware (hereinafter referred to as "Landlord"), and COVALENT GROUP INC., successor in interest to Covalent Research Alliance Corp., a corporation organized and existing under the laws of Nevada whose present address is 1275 Drummers Lane, Wayne, PA 19087 (hereinafter referred to as "Tenant").

                         W I T N E S S E T H   T H A T :
                         -------------------   ---------

     WHEREAS, Landlord leased certain premises at Glenhardie Corporate Center in the building located at 1275 Drummers Lane, Wayne, Pennsylvania 19087 (the "Building"), to Tenant pursuant to that certain Lease dated September 9, 1994, amended by that certain First Amendment to Lease dated March 25, 1996 and that certain Second Amendment to Lease dated November 14, 1996 (collectively, the "Original Lease");

     WHEREAS, Landlord and Interactive Health Computing Inc. ("IHC") entered into that certain Agreement of Lease dated January 15, 1996 as amended by a First Amendment to Lease dated March 25, 1996 (the "IHC Lease") regarding certain space located on the first floor of the Building. Landlord consented to the assignment of the IHC Lease to Tenant pursuant to that certain Assignment and Assumption of Lease dated September 30, 1999 between Tenant and IHC in which Tenant assumed the rights and obligations of the IHC Lease (the "Assignment and Assumption") and that certain Consent to Assignment and Assumption between Landlord, IHC and Tenant dated September 1999 (the "Consent"). The IHC Lease, the Assignment and Assumption and the Consent are hereinafter collectively referred to as the "IHC Lease Documents." The Original Lease and the IHC Lease Documents as the same has been modified by that certain Third Amendment to Lease dated July 31, 2001 (the "Third Amendment") are hereinafter collectively referred to as the "Lease". The term "Premises" as used herein shall have the same meaning as specified in the Third Amendment; and

     WHEREAS, Landlord and Tenant have agreed to further amend the Lease in accordance with the terms and conditions set forth herein;

     NOW THEREFORE, Landlord and Tenant for good and valuable consideration, intending to be legally bound, hereby agree as follows:

     1. Effective January 30, 2002 the Premises shall be expanded to encompass Suite 200 consisting of approximately 4,576 rentable square feet or an acceptable similar suite of similar size in the Glenhardie Corporate Center (the "Additional Premises"). Landlord shall provide the Additional Premises to Tenant in its "as-is, where-is" condition.

     2. Effective January 30, 2002 the term "Premises" as used herein shall include the Additional Premises and the Premises shall consist of approximately 18,782 rentable square feet.

     3. During the period between January 30, 2002 and the Long-Term Premises Commencement Date (as hereinafter defined) the minimum fixed annual rent for the Premises (as defined in Paragraph 2 above) shall be $24.00 per rentable square foot payable in equal monthly installments. During such period "Tenant's proportionate share" shall be 29.774%.

     4. Landlord agrees that prior to entering into a lease for the Expansion Space (as hereinafter defined), Landlord shall provide Tenant with a written notice offering Tenant the option to expand (the "Expansion Offer") into 1,238 rentable square feet on the second floor of the Building in the space known as Suite 207 (the "Expansion Space") on the following terms and conditions:

          (a) Tenant shall have ten (10) business days after receipt of the Expansion Offer to accept the Expansion Offer by delivery of written notice to Landlord.

          (b) The Expansion Space shall be provided at $22.00 per rentable square foot and the term shall be coterminous with and subject to the same terms and conditions as are applicable to the Premises in the Lease.

          (c) Landlord shall not be obligated to offer the Expansion Space to Tenant more than one time prior to the Maturity Date (as defined in Paragraph 11 below).

          (d) Tenant shall not be in default of the Lease at the time of its exercise of the Expansion Offer nor at the commencement of the lease term for the Expansion Space.

          (e) Effective upon the commencement of the term for the Expansion Space, the Expansion Space shall become a portion of the Premises.

     5. On the date on which Landlord gives written notice to Tenant that the Long-Term Premises (as hereinafter defined) is substantially complete (the "Long-Term Premises Commencement Date") the portions of the Premises known as Suites 101, 104 and 200 consisting of approximately 1,245, 1,222 and 4,576 rentable square feet respectively (collectively, the "Give Back Space") shall be surrendered by Tenant to Landlord within thirty (30) days of the Long-Term Premises Commencement Date ("Give Back Space Surrender Date"). Upon the occurrence of the Give Back Space Surrender Date the Give Back Space shall cease to be a portion of the Premises and Tenant shall not have access to or use of the Give Back Space. Tenant shall surrender the Give Back Space to Landlord as of the Give Back Space Surrender Date in the condition and manner specified in the Lease. Tenant shall not be required to pay Landlord Fixed Rent for the Give Back Space for the period between the Long-Term Premises Commencement Date and the Give Back Space Surrender Date; however, Tenant shall be required to pay all other sums payable by Tenant to Landlord pursuant to the provisions of the Lease.

     The term "substantial completion" as used in this Amendment shall have the same meaning as set forth in Article 3(b) of the Lease.

     6. As used in this Amendment the term "Long-Term Premises" shall mean and refer to in the aggregate: (i) approximately 11,739 rentable square feet on the first floor of the Building known as Suite 100; and (ii) approximately 22,287 rentable square feet on the third floor of the Building known as Suite 300.

     7. From and after the Long-Term Premises Commencement Date: (i) the term Premises shall mean and refer to the Long-Term Premises; (ii) Tenant's proportionate share shall be 53.940%; and (iii) the minimum fixed annual rent for the Long-Term Premises shall be $25.50 per rentable square foot payable in equal monthly installments. Such minimum fixed annual rent shall increase at a per annum cumulative rate of $.50 per rentable square foot.

     8. Landlord shall provide the Long-Term Premises to Tenant in its "as-is" condition subject to the construction specifications attached hereto as Exhibit "A" and made a part hereof (the "Tenant Improvement Work"). Landlord shall provide Tenant with a tenant improvement allowance of $15.00 per


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

rentable square foot in the Long-Term Premises (the "Tenant Improvement Allowance") which may be used by Tenant, at Tenant's option, to pay for the cost of the Tenant Improvement Work or for Tenant's relocation costs incurred in connection with its occupancy of the Long-Term Premises. All Tenant Improvement Work shall be performed in accordance with the terms and conditions of Exhibit "A". All costs related to the Tenant Improvement Work in excess of the Tenant Improvement Allowance shall be paid by Tenant.

     9. The Landlord shall perform all Tenant Improvement Work in a good and workmanlike manner. Landlord shall complete all Tenant Improvement Work on or before January 1, 2003 (the "Completion Date") unless Landlord's completion of the Tenant Improvement Work is delayed by Tenant's failure, without limitation, to fulfill its obligations under Exhibit "A". In the event such Tenant delay results in the Completion Date occuring after January 1, 2003, then the Long-Term Premises Commencement Date shall be deemed to have occurred on January 1, 2003, notwithstanding the fact that all Tenant Improvement Work was not substantially complete on that date, and Landlord's obligation to complete the Tenant Improvement Work by the Completion Date shall be extended for a period of time equal to the aggregate amount of such Tenant delay. If due to a delay caused by Landlord, Landlord is unable to complete the Tenant Improvement Work by the Completion Date in such manner as the Long-Term Premises may be deemed substantially complete in accordance with the terms of Paragraph 5 of this Amendment, Tenant's minimum fixed annual rent shall be abated in an amount equal to one (1) day of the minimum fixed annual rent for the Long-Term Premises for each day substantial completion is delayed beyond the Completion Date.

     10. Landlord agrees that the provisions of Section 8 (i) regarding Tenant's access to premises under construction shall be applicable to the Long-Term Premises before the Completion Date.

     11. The term of the Lease is hereby extended for a period of five (5) years from the Long-Term Premises Commencement Date (such date, the "Maturity Date").

     12. Tenant shall have the option to extend the term of the Lease for one five (5) year period (the "Option Period") provided Tenant delivers written notice to Landlord not less than nine (9) months prior to the Maturity Date. Tenant may exercise the option provided in this Paragraph 12 provided Tenant is in compliance with the following terms and conditions:

          (a) Tenant shall not be in default under the Lease either at the time of Tenant's proposed exercise of the option or as of the commencement date of the Option Period;

          (b) At the time Tenant elects to exercise the option Tenant shall, in Landlord's reasonable judgment, be creditworthy;

          (c) Prior to Tenant's proposed exercise of the option Tenant shall not have previously assigned the Lease or sublet all or any portion of the Premises unless such assignment or sublet was to an affiliate and permitted under the terms of the Lease;

          (d) All of the terms of the Lease during the Option Period shall remain the same except that the minimum fixed annual rent payable during the Option Period shall be at the then current market rate for similar space in Glenhardie Corporate Center. Such rent shall be negotiated in good faith between the parties provided, however, notwithstanding anything contained in this Paragraph 12 to the contrary, in no event shall the minimum fixed annual rent during the Option Period be less than the minimum fixed annual rent in effect during the year immediately preceding the Option Period; and

          (e) The five year renewal option specified in this Paragraph 12 shall be Tenant's sole right to extend or renew the Lease and any renewal or option provision currently contained in the Lease, if any, shall be null and void and of no further force or effect.

     13. Articles 20(d)(iii)(A) and 20(d)(iii)(B), which comprise the Confession of Judgment portion of the Lease are hereby restated and reconfirmed as follows:

          If Tenant shall default in the payment of the rent or any other sums due hereunder by Tenant, Tenant hereby irrevocably authorizes and empowers any prothonotary or attorney of any court of record to appear for Tenant in any and all suits or actions which may be brought for said rent and/or said other sums; and in said suits or actions to confess judgment against Tenant for all or any part of said rental and/or said other sums, including but not limited to the amounts due from Tenant to Landlord under clauses (i),
     (ii), or (iii) of this Article 20, and for interest and costs, together with an attorneys' commission for collection of five percent but not less than Ten Thousand Dollars ($10,000). Such authority shall not be exhausted by one exercise thereof, but judgment may be confessed as aforesaid from time to time as often as any of said rental and/or other sums shall fall due or be in arrears, and such powers may be exercised as well after the termination or expiration of the term of this lease.

          When this lease or Tenant's right of possession shall be terminated by covenant or condition broken, or for any other reason, either during the term of this Lease, and also when and as soon as such term shall have expired or been terminated, Tenant hereby irrevocably authorizes and empowers any attorney or any court of record as attorney for Tenant and any persons claiming through or under Tenant to confess judgment in ejectment against Tenant and all persons claiming through or under Tenant for the recovery by Landlord of possession of the Premises, for which this Lease shall be sufficient warrant, whereupon, if Landlord so desires, a writ of execution or of possession may issue forthwith, without any prior writ or proceedings whatsoever, and provided that if for any reason after such action shall have been commenced the same shall be determined, canceled or suspended and possession of the Premises hereby demised remain in or be restored to Tenant or any person claiming through or under Tenant, Landlord shall have the right, upon any subsequent default or defaults, or upon any subsequent termination or expiration of this Lease or any renewal or extension hereof, or of Tenant's right of possession, as hereinbefore set forth, to confess judgment in ejectment as hereinbefore set forth one or more additional times to recover possession of the said Premises.

          In any action of or for ejectment or for rent or other sums, if Landlord shall first cause to be filed in such action an affidavit made by it or someone acting for it setting forth the facts necessary to authorize the entry of judgment, such affidavit shall be conclusive evidence of such facts; and if a true copy of this Lease (and of the truth of the copy such affidavit shall be sufficient evidence) be filed in such action, it shall not be necessary to file the original as a warrant of attorney, any rule of court, custom or practice to the contrary notwithstanding. Tenant releases to Landlord, and to any and all attorneys who may appear for Tenant, all procedural errors in any proceedings taken by Landlord, whether by virtue of the warrants of attorney contained in this Lease or not, and all liability therefor.

                                   Tenant Please Initial Here      /s/ KMB
                                                                   -------

     14. The parties represent and warrant to each other that they have not employed, dealt with or negotiated with any broker or agent other than Fox Realty Co. and Smith Mack & Company. Landlord agrees to pay all commissions owed to the named brokers in this Paragraph 14. Each party agrees to indemnify, defend and hold the other party harmless from and against any and all demands, actions, loss, damage or liability, including, without limitation, reasonable attorneys' fees, to which the other party may now or hereafter become subject by reason of any claim for commission, fee or other compensation to any broker or agent not listed in this Paragraph 14 due as a result of the acts of the indemnifying party.


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

     15. Landlord and Tenant agree they shall each utilize their best efforts so that a new lease incorporating all of the terms and conditions of the Lease will be executed by January 1, 2003, provided, however, that in the event a new lease is not signed, the terms and conditions of the Lease shall remain in full force and effect. Landlord and Tenant agree that the execution of a new lease is for convenience of maintaining adequate documentation of the Lease and shall not constitute a renegotiation or modification of the Lease.

     16. The submission by Landlord to Tenant of this Amendment shall have no binding force or effect, shall not constitute an option for the leasing of the Premises nor confer any rights or impose any obligations upon either party until execution thereof by Landlord and the delivery of an executed original copy thereof to Tenant.

     17. All capitalized terms in this Amendment not otherwise defined herein shall have the meaning set forth in the Lease. This Amendment may be signed in counterparts.

     18. All of the terms, conditions and provisions of the Lease are incorporated herein by reference as fully as though set forth in this Amendment.

     19. The Lease remains in full force and effect, unamended, except as expressly modified by this Amendment. All of the recitals set forth above are hereby ratified and confirmed by Landlord and Tenant and incorporated herein by reference.

     20. The individual signing below on behalf of the Tenant represents that s/he has the authority and power to bind the Tenant.

     IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment to Lease the date set forth above.

LANDLORD:                                    TENANT:
FV OFFICE PARTNERS, L.P.                     COVALENT GROUP INC.
a Delaware limited partnership               a Nevada corporation

By: FVGP, L.L.C., a Pennsylvania limited     By: Kenneth M. Borow, M.D.
    liability company, General Partner           -------------------------------

By: /s/ Robert G. Lee                        Name: /s/ Kenneth M. Borow, M.D.
    ---------------------------                    -----------------------------
    Robert G. Lee                            Title: CEO/President
    a Member

                                   EXHIBIT "A"

                               COVALENT GROUP INC.
                               -------------------
                 LONG-TERM PREMISES CONSTRUCTION SPECIFICATIONS
'                 ----------------------------------------------


A.   TENANT IMPROVEMENT ALLOWANCE
     ----------------------------

     Landlord shall provide to Tenant an allowance in the sum of Five Hundred Ten Thousand Three Hundred Ninety Dollars ($510,390.00), which Tenant may use to pay the cost of improvements and modifications to the Long-Term Premises, moving expenses, data and telephone wiring, the cost of state and local permits, space planning, Landlord's construction management fee pursuant to Paragraph H below, furniture, fixtures and equipment for the Long-Term Premises (the "Tenant Improvement Allowance"). Tenant may apply up to Seventy Two Thousand Dollars ($72,000.00) of the Tenant Improvement Allowance toward the Long-Term Premises first month's Fixed Rent.


B.   LONG-TERM PREMISES
     ------------------

     Landlord shall provide the Long-Term Premises in its "as is" condition, free of debris and broom swept, subject to the Landlord's completion of the Tenant Improvement Work as hereinafter described in this Exhibit "A".


C.   TELEPHONE/DATA COMMUNICATIONS
     -----------------------------

     Tenant shall make arrangements with and pay for installation to the Telephone or Data Company for its required installation within the Long-Term Premises and will cause all such work to be performed at a time compatible with Landlord's construction of the Tenant Improvement Work. At the expiration or earlier termination of this Lease, Tenant shall remove all telephone and data cabling and equipment and shall repair all damage to the Long-Term Premises caused by the installation or removal of these items. Costs for this work may be taken from the Tenant Improvement Allowance.


D.   MONUMENT SIGNAGE
     ----------------

     Provided Tenant commits to lease fifty percent (50%) or greater of the space in the Building, Landlord agrees that it shall provide, at Tenant's sole cost and expense, identification of Tenant at the entrance drive, which Tenant identification shall be located adjacent to or below the identification sign of the Building. The size, type and location of the identification shall conform to the existing signage as determined by Landlord. The costs for the signage may taken from the Tenant Improvement Allowance.


E.   HEATING, VENTILATION AND AIR-CONDITIONING
     -----------------------------------------

     Landlord, at Landlord's sole cost and expense shall retrofit the year-round heating, ventilating, and air conditioning system in the Long-Term Premises. Landlord shall provide wall-mounted thermostats with individual controls for each zone within the Long-Term Premises.

     Landlord will remove all abandoned heating, venting and air-conditioning equipment from the Long-Term Premises.


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

F.   SCHEDULE OF DELIVERY OF TENANT'S DRAWINGS
     -----------------------------------------

     1. Tenant shall furnish Landlord, for its approval, the following complete descriptive information with drawings, including both basic construction and finish work for the Tenant Improvement Work on or before the dates listed below:

          a. On or before May 1, 2002:

               1. The location and extent of floor loading and floor opening in excess of building standard.

               2. The special air-conditioning needs by location and general description of need.

               3.   Location and description of special plumbing requirements.

               4. Estimated total electrical load including lighting for entire space.

               5.   Partition locations, and type.

               6.   Door locations, size and type.

               7.   Location of electrical outlets and telephone outlets.

               8.   Any structural installations.

               9.   Air-conditioning loads.

               10. Specific plumbing requirements, including plans and specifications.

               11. Cabinet work and any other information affecting other trades.

               12. Decorative plans including paint schedule, floor coverings, draperies, wall coverings.

               13.  Architectural detailing.

     2. Filing of Plans: Landlord shall without delay file all necessary plans and obtain all necessary approvals and permits in connection with the Tenant Improvement Work.

     3. Substitutions: All Tenant Improvement Work shall require the installation of new materials at least comparable to the quality installed in the building.

     Tenant may substitute material, equipment, and fixtures for those specified for basic construction with written consent of Landlord not to be unreasonably withheld, conditioned or delayed. Tenant shall pay Landlord the cost to Landlord for such substitute items which is in excess of such items included in basic construction of the Tenant Improvement Work. The cost to Tenant for such substitution shall be Landlord's cost for the substitute item plus 5% of Landlord's cost for Landlord's expenses and profit in the handling of the substitution. Tenant may also request Landlord to omit the installations of


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

any item not therefore installed and, provided such omission shall not delay Landlord's completion of Tenant Improvement Work. Tenant shall be entitled to any credit for any such item omitted against any additional item or any item of a different kind of character.


G.   TENANT'S FINISH WORK
     --------------------

     1. Landlord further agrees to approve or perform, at Tenant's request, upon submission by Tenant of acceptable plans and specifications any additional or non-standard work over and above that specified in Paragraphs B, C, D and E of this Exhibit "A" (Tenant Additional Work). Tenant Additional Work shall be performed by Landlord, at Tenant's sole expense, as an extra to Tenant Improvement Work. Tenant may also have Tenant's contractors perform the Tenant Additional Work as herein below provided. Prior to commencing any Tenant Additional Work, Landlord will submit to Tenant written estimates of the cost of the Tenant Additional Work. If Tenant shall fail to approve in writing any such estimate within five (5) working days the same shall be deemed disapproved in all respects by Tenant and Landlord shall not be authorized or obligated to proceed thereon. Tenant agrees that to the extent the cost of Tenant Additional Work shall exceed Twenty Five Thousand Dollars ($25,000.00) the same shall be collectible as additional rent pursuant to the Lease and in default of payment thereof, Landlord shall (in addition to all other remedies) have the same rights as in the event of default of payment of rent.

     2. Tenant may, at its option after occupancy of Long-Term Premises, employ its own subcontractors to finish trade work; such as, carpentry, millwork, cabinet work, carpeting and draperies as may be initially furnished and installed by Tenant in the Long-Term Premises, provided such subcontractors work in harmony with, and do not interfere with the labor employed by the Landlord, its contractors or any other tenant or their contractors, and otherwise comply with the provisions of the Lease, and provided Tenant's subcontractors accept the administrative supervision of Landlord's representative. Workmen's Compensation, public liability insurance and property damage insurance, with a hold harmless provision, all in amounts and with companies reasonably satisfactory to Landlord, shall be maintained by such finish trades subcontractors; certificates of such insurance and waivers of liens shall be furnished to Landlord prior to commencement of work.


H.   WORK PERFORMED BY TENANT PRIOR TO COMMENCEMENT OF LEASE
     -------------------------------------------------------

     Landlord shall permit Tenant and its agents to enter the Long-Term Premises prior to the Long-Term Premises Commencement Date to perform, through its own contractors, work other than Tenant Improvement Work and any Tenant Additional Work to be performed by Landlord, such other work, including but not limited to, decorations and cosmetic improvements as Tenant may desire at the same time that Landlord's contractors are working in the space. The foregoing approval to enter prior to the Long-Term Commencement Date, however, is conditioned upon Tenant's workmen and mechanics working in harmony and not interfering with the labor employed by Landlord, Landlord's mechanics or contractors or by any other tenant or their contractors and compliance with the terms of the Lease; and further provided that Workmen's Compensation and public liability insurance and property damage insurance, with hold harmless provisions, all in amounts and with companies reasonably satisfactory to Landlord, shall be provided and at all times maintained by Tenant's contractors engaged in the performance of the work, and before proceeding with work, certificates of such insurance shall be furnished to Landlord. If at any time, entry by Tenant's contractors shall cause material disharmony or interference with Landlord's contractors performing Tenant Improvement Work or Tenant Additional Work, this license may be revoked by Landlord upon twenty-four (24) hours written notice to Tenant.

     Entry by Tenant, its contractors, employees or agents shall be deemed to be under all of the terms, covenants, provisions and conditions of the said Lease except as to the covenant to pay rent. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant's decorations or installations made prior to the Long-Term Commencement Date, the same being installed solely at Tenant's risk.

     The provisions of these construction specifications are specifically subject to the provisions of the Lease.


I.   LANDLORD'S CONSTRUCTION MANAGEMENT FEE
     --------------------------------------

     During the period between January 1, 2002 and Tenant's occupancy of the Long-Term Premises, Landlord shall have the right to provide construction management for and on behalf of Tenant, at Tenant's sole expense, at an amount equal to five percent (5%) of the alteration's total cost. From and after Tenant's occupancy of the Long-Term Premises, Landlord shall have the right to provide construction management for and on behalf of Tenant, at Tenant's sole expense, as provided for in Article 9 of the Lease.


J.   TERMS IN LEASE
     --------------

     All capitalized terms used in this Exhibit "A" shall have the meaning proscribed to them in the Fourth Amendment to Lease to which this Exhibit "A" is expressly made a part thereof.


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